TEXTRON	Exhibit 99
	Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne - 401-457-3606 Bill Pitts - 401-457-2502	FOR IMMEDIATE RELEASE
Media Contact: Karen Gordon - 401-457-2362

Textron Reports Strong Fourth Quarter and Full-Year Financial Results

Delivers 4Q Earnings from Continuing Operations of $1.25 per Share and Annual Revenue Growth of 20%

Board Increases Dividend and Authorizes New 12 Million Share Repurchase Plan

Company Provides 2006 Guidance

Providence, Rhode Island - January 26, 2006 - Reporting increases in both revenues and earnings per share from continuing operations, Textron Inc. (NYSE: TXT) today posted strong fourth quarter and full-year 2005 results. The company also provided its outlook for 2006, reflecting an expansion in earnings per share from continuing operations of 30 to 35 percent.

"Excellent revenue growth combined with the continued execution of our transformation efforts drove robust performance in 2005," said Textron Chairman, President and CEO Lewis Campbell. "We delivered exceptional revenue growth last year, and --more importantly -- we are well positioned for further growth and performance improvements for 2006 and beyond. This will continue to bolster the competitiveness and earnings power of our businesses," Campbell added.

Textron reported fourth quarter 2005 earnings per share from continuing operations of $1.25 per share compared to $0.86 per share in the fourth quarter 2004. Including discontinued operations, fourth quarter 2005 net income was $0.88 per share, compared to $0.89 per share a year ago. Revenue in the fourth quarter was $2.7 billion, up 14.7 percent from a year ago.

Full-year 2005 income from continuing operations was $3.78 per share, compared to $2.68 per share a year ago. Including discontinued operations, full-year 2005 net income was $1.49 per share, compared to $2.61 per share for full-year 2004.

Full-year 2005 revenues were $10.0 billion, up from $8.3 billion in 2004, reflecting revenue growth of 20 percent. Manufacturing cash flow from continuing operations for the full-year 2005 was $894 million, resulting in free cash flow of $546 million. For the year, return on invested capital reached 13.2 percent, up 260 basis points from the prior year.

As a result of the company's plan to sell its Fastening Systems business, the segment was classified as a discontinued operation during the quarter and results of this segment are reported accordingly.

During the quarter Textron recorded $53 million in after-tax charges in discontinued operations related to Fastening Systems, primarily for deferred foreign translation losses, employee retirement plan curtailment losses and deal-related costs that were incurred during the quarter. Historical results from 2001 through 2005 have been recast to reflect the reclassification and are available for downloading on Textron's investor relations homepage at www.textron.com.

Board Authorizes Increase to Dividend and New Share Repurchase Program

Textron's Board of Directors has authorized a $0.15 per share increase in the company's annualized Common Stock dividend, from $1.40 per share to $1.55 per share. Textron's Board of Directors also authorized a new, 12 million share repurchase program. This program replaces the company's previous 12 million share repurchase program authorized October 20, 2004, which has been fully exercised.

"The increase in Textron's dividend and repurchasing authorization reflects the Board of Directors' confidence in the company's strong outlook for generating cash from operations and the redeployment of cash anticipated upon the expected sale of the Fastening Systems business", said Campbell.

Outlook (All outlook amounts are expressed in terms of continuing operations.)

Textron expects full-year 2006 revenues will be up about eight percent, while earnings per share from continuing operations are expected to be between $4.90 and $5.10. First quarter earnings per share from continuing operations are expected to be between $1.00 and $1.10.

The company's outlook is based on a projected, average, fully-diluted share count of about 131 million shares and reflects approximately two to four percent in earnings dilution from the expected Fastening Systems disposition. The company's 2006 earnings outlook also reflects a year-over-year increase in non-cash, after-tax pension costs of $0.28 per share and an increase in research and development expenses of $0.40 per share. The company adopted the accounting for expensing stock options in 2005.

Textron expects full-year 2006 manufacturing cash flow from continuing operations will be about one billion dollars. Free cash flow is expected to be in the range of $550 - $600 million, with capital expenditures of about $410 million.

Fourth Quarter Segment Results

Bell

Bell segment revenues increased $215 million due to higher revenue in the U.S. Government business, partially offset by lower revenue in the commercial business, while profit was up $53 million.

The increase in U.S. Government revenue was primarily due to higher V-22 revenue, higher volume of armored security vehicles, the benefit from the acquisition of US Helicopter, higher spares and service volume and revenue associated with the armed reconnaissance helicopter.

Commercial revenues decreased primarily due to lower international military sales. This decrease was partially offset by higher commercial helicopter sales.

Segment profit increased in both the commercial and U.S. Government businesses. Commercial profit increased primarily due to a gain on the sale of Bell's interest in the AB139 commercial helicopter and reimbursements from a risk sharing partner, which were partially offset by a charge for a program to retire additional crankshafts that we have chosen to implement as a precautionary measure. The increased profit in the U.S. Government business was largely due to higher V-22 volume.

Backlog at Bell Helicopter was $2.8 billion at the end of the fourth quarter. Government backlog was lower by $275 million from the end of last year largely due to V-22 completions, while commercial backlog increased $244 million, or 70%. Bell has orders for the new 429 Global Ranger worth approximately $685 million, which are not yet included in backlog.

Cessna

Cessna segment revenues and profit increased $111 million and $13 million, respectively.

Revenues and profits increased primarily as a result of higher volume of Citation Jets, higher pricing and growth in aftermarket revenues.

Continued strength in orders led to a further increase in backlog of $296 million during the quarter, yielding an ending backlog of $6.3 billion to unaffiliated customers, plus an additional $571 million for CitationShares.

Industrial

Industrial segment revenues decreased $19 million primarily due to lower sales volume at E-Z-GO and Jacobsen and unfavorable foreign exchange, partially offset by higher volume at Greenlee and higher pricing.

Segment profit decreased $31 million primarily due to inflation, unfavorable cost performance and lower volume, partially offset by higher pricing.

Finance

Finance segment revenues increased $40 million, while profits increased $7 million.

Revenues increased primarily as a result of higher finance charges. The increase in finance charges was largely due to the higher interest rate environment and higher average finance receivables.

The profit increase was primarily due to higher net interest margin principally due to receivable portfolio growth and improved portfolio performance, which was partially offset by higher selling and administrative expense.

Conference Call Information

Textron will host a conference call today, January 26, 2006, at 9:00 a.m. Eastern time to discuss its results and outlook. The call will be available via webcast at www.textron.com or by direct dial at (888) 428-4480 in the U.S. or (612) 288-0318 outside of the U.S. (request the Textron Earnings Conference).

The call will be recorded and available for playback beginning at 12:30 p.m. Eastern time on Thursday, January 26, 2006 by dialing (320) 365-3844; Access Code: 794251.

About Textron

Textron Inc. is a $10 billion multi-industry company with 46,000 employees operating in 36 countries. The company leverages its global network of aircraft, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft, Jacobsen, Kautex, Lycoming, E-Z-GO and Greenlee, among others.  More information is available at www.textron.com.

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Forward-looking Information: Certain statements in this report and other oral and written statements made by Textron from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: [a] changes in worldwide economic and political conditions that impact interest and foreign exchange rates; [b] the interruption of production at Textron facilities or Textron's customers or suppliers; [c] Textron's ability to perform as anticipated and to control costs under contracts with the U.S. Government; [d] the U.S. Government's ability to unilaterally modify or terminate its contracts with Textron for the Government's convenience or for Textron's failure to perform, to change applicable procurement and accounting policies, and, under certain circumstances, to suspend or debar Textron as a contractor eligible to receive future contract awards; [e] changes in national or international funding priorities and government policies on the export and import of military and commercial products; [f] the adequacy of cost estimates for various customer care programs including servicing warranties; [g] the ability to control costs and successful implementation of various cost reduction programs; [h] the timing of certifications of new aircraft products; [i] the occurrence of slowdowns or downturns in customer markets in which Textron products are sold or supplied or where Textron Financial offers financing; [j] changes in aircraft delivery schedules or cancellation of orders; [k] the impact of changes in tax legislation; [l] the extent to which Textron is able to pass raw material price increases through to customers or offset such price increases by reducing other costs; [m]Textron's ability to offset, through cost reductions, pricing pressure brought by original equipment manufacturer customers; [n] Textron's ability to realize full value of receivables and investments in securities; [o] the availability and cost of insurance; [p] increases in pension expenses related to lower than expected asset performance or changes in discount rates; [q] Textron Financial's ability to maintain portfolio credit quality; [r] Textron Financial's access to debt financing at competitive rates; [s] uncertainty in estimating contingent liabilities and establishing reserves to address such contingencies; [t] performance of acquisitions; [u] the efficacy of research and development investments to develop new products; [v] bankruptcy or other financial problems at major suppliers or customers that could cause disruptions in Textron's supply chain or difficulty in collecting amounts owed by such customers; and [w] Textron's ability to execute planned dispositions.

TEXTRON INC.
REVENUES AND INCOME BY BUSINESS SEGMENT (a)
THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2005 AND JANUARY 1, 2005
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
REVENUES	December 31, 2005	January 1, 2005	December 31, 2005	January 1, 2005
MANUFACTURING:
Bell	$805	$590	$2,881	$2,254
Cessna	967	856	3,480	2,473
Industrial	744	763	3,054	3,046
	2,516	2,209	9,415	7,773
FINANCE	185	145	628	545
	$2,701	$2,354	$10,043	$8,318
PROFIT
MANUFACTURING:
Bell	$121	$68	$368	$250
Cessna	132	119	457	267
Industrial	16	47	150	194
	269	234	975	711
FINANCE	51	44	171	139
Segment profit	320	278	1,146	850
Special charges (b)	(21)	(21)	(118)	(59)
Corporate expenses and other, net	(54)	(49)	(199)	(157)
Interest expense, net	(21)	(22)	(90)	(94)
Income from continuing operations before income taxes	224	186	739	540
Income taxes	(56)	(66)	(223)	(165)
Income from continuing operations	168	120	516	375
Discontinued operations, net of income taxes (c)	(50)	5	(313)	(10)
Net income	$118	$125	$203	$365
Earnings per share:
Income from continuing operations	$1.25	$0.86	$3.78	$2.68
Discontinued operations, net of income taxes (c)	(0.37)	0.03	(2.29)	(0.07)
Net income	$0.88	$0.89	$1.49	$2.61
Average diluted shares outstanding	134,300,000	139,704,000	136,446,000	140,169,000

(a)    On December 7, 2005, Textron's Board of Directors approved a plan to sell the Fastening Systems segment. As a result, the Fastening Systems segment was reclassified to discontinued
        operations in the fourth quarter of 2005. All periods presented have been recast to conform to this presentation.

(b)    The items included in special charges are summarized in the table below:

	Three Months Ended		Twelve Months Ended
	2005	2004	2005	2004
Collins & Aikman investment (charges) gains	$ -	$ -	$ (91)	$ 12
Collins & Aikman lease impairment and other charges	(21)	-	(21)	-
Restructuring charges	-	(21)	(6)	(71)

Total special charges	$ (21)	$ (21)	$ (118)	$ (59)

(c)    Discontinued operations by segment are summarized in the table below:

	Three Months Ended				Twelve Months Ended
	2005		2004		2005		2004
	After-Tax	EPS	After-Tax	EPS	After-Tax	EPS	After-Tax	EPS
Fastening Systems	$ (53)	$ (0.39)	$ -	$ -	$ (358)	$ (2.63)	$ -	$ -
Industrial	6	0.04	5	0.03	48	0.36	(10)	(0.07)
Finance	(3)	(0.02)	-	-	(3)	(0.02)	-	-
Discontinued operations, net of income taxes	$ (50)	$ (0.37)	$ 5	$ 0.03	$ (313)	$ (2.29)	$ (10)	$ (0.07)

TEXTRON INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	December 31, 2005	January 1, 2005
Assets
Cash and cash equivalents	$ 786	$ 570
Accounts receivable, net	891	843
Inventories	1,712	1,536
Other current assets	464	515
Net property, plant and equipment	1,574	1,513
Other assets	2,509	2,527
Assets of discontinued operations	1,122	1,633
Textron Finance assets	7,441	6,738
Total Assets	$ 16,499	$ 15,875

Liabilities and Shareholders' Equity
Current portion of long-term debt and short-term debt	$ 275	$ 420
Other current liabilities	2,426	2,210
Other liabilities	2,026	2,020
Long-term debt	1,659	1,350
Liabilities of discontinued operations	446	520
Textron Finance liabilities	6,391	5,703
Total Liabilities	13,223	12,223

Total Shareholders' Equity	3,276	3,652
Total Liabilities and Shareholders' Equity	$ 16,499	$ 15,875

Textron Inc.
Calculation of Free Cash Flow
(Dollars in millions)
	2005 Actual	2004 Actual
Net cash provided by operating activities of continuing operations	$894	$973
Less: capital expenditures	(356)	(238)
Plus: proceeds on sale of property, plant and equipment	23	38
Less: capital expenditures financed through capital leases	(15)	(44)
Free cash flow	$546	$729

2004 and 2005 Full Year Return on Invested Capital
(Dollars in millions)

ROIC Income	2005	2004
GAAP net income	$203	$365
Eliminations, net of taxes
Charges related to Textron Fastening Systems	346	-
Charges/(gains) related to other discontinued operations	(45)	-
Charges related to 2004 restructuring	-	114
Charges/(gains) related to Collins & Aikman	112	(12)
Charges(gains) related to transaction with Bell Agusta Aerospace Corporation	(30)	-
Income tax related to above items	(13)	4
Amortization of intangible assets, net of taxes	2	3
Interest expense, net of taxes	58	60
ROIC Income	$633	$534

Invested Capital
Average shareholders' equity	$3,464	$3,671
Average adjustment to shareholders' equity related to 2005 charges/(gains) excluding CTA in equity	166	-
Average Textron Manufacturing debt	1,872	1,909
Average cash and cash equivalents of Textron Manufacturing	(711)	(546)
Average Invested Capital	$4,791	$5,034

Return on invested capital	13.2%	10.6%